PRESS RLEASE OF PAYCHEX, INC. DATED OCTOBER 14, 2022

For Immediate Release

Paychex Expands Board, Appoints President

and CEO John B. Gibson, Jr.

Rochester, N.Y. (October 14, 2022) – Paychex, Inc., a leading provider of integrated human capital management software solutions for human resources, payroll, benefits, and insurance services, today announced that the company’s board of directors has voted to expand from 10 to 11 members. The board has appointed Paychex president and CEO John B. Gibson, Jr. to fill the new position.

Gibson is the fourth president and CEO in the 50-year history of Paychex. In addition to his appointment to the board of directors, Gibson will serve on the executive committee of the board.

“John’s leadership and experience, deep understanding of our market, and focus on driving innovative technology and HR advisory solutions for our 730,000 clients make him a valued addition to our board of directors,” said Paychex chairman Martin Mucci.

Gibson joined Paychex as senior vice president of service in May 2013, bringing with him more than 20 years of experience in HR solutions, technology, and business services. In December 2021, Gibson was promoted to president and chief operating officer, leading the daily operations of the company, including sales, service, marketing, and product management.

Prior to Paychex, Gibson served in senior executive positions at HR outsourcing and technology companies, including Ameritech (now AT&T) and Convergys, where he served as president of the HR management division providing comprehensive global HR solutions to clients in 68 countries.

Gibson holds a Bachelor of Arts degree from Indiana University. He also earned certifications at Northwestern University’s Kellogg School of Management and the international business program of INSEAD, a global graduate business school.

Gibson’s appointment to the Paychex board of directors is effective immediately.

About Paychex

Paychex, Inc. (Nasdaq:PAYX) is a leading provider of integrated human capital management solutions for human resources, payroll, benefits, and insurance services. By combining innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers business owners to focus on the growth and management of their business. Backed by 50 years of industry expertise, Paychex serves more than 730,000 payroll clients as of May 31, 2022 in the U.S. and Europe, and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting www.paychex.com and stay connected on Twitter (www.twitter.com/paychex) and LinkedIn (www.linkedin.com/company/paychex).

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PRESS RLEASE OF PAYCHEX, INC. DATED OCTOBER 14, 2022

Media Contact
Lisa Fleming

Public Relations Manager

Paychex, Inc.

(585) 387-6402

lfleming@paychex.com
@Paychex